Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
June 13, 2006		(973) 802-7779

PRUDENTIAL FINANCIAL, INC. ELECTS JOHNSON & JOHNSON VICE

CHAIR CHRISTINE POON TO BOARD OF DIRECTORS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today that Christine Poon has been elected to the company’s board of directors, effective September 1, 2006.

Poon is Vice Chair and Worldwide Chair, Medicines and Nutritionals, at Johnson & Johnson. She is also a member of Johnson & Johnson’s Board of Directors.

Poon joined Johnson & Johnson in 2000 as a Company Group Chair in the Pharmaceuticals Group. She became a member of Johnson & Johnson’s Executive Committee and Worldwide Chair, Pharmaceuticals Group, in 2001, and was named to her current position as Worldwide Chair, Medicines and Nutritionals in 2003. Poon was appointed Vice Chair and a member of Johnson & Johnson’s Board of Directors in 2005. Prior to joining Johnson & Johnson, she served in various management positions at Bristol-Myers Squibb for 15 years, most recently as President of International Medicines (1998 to 2000) and President of Medical Devices (1997 to 1998).

“We are delighted to have Ms. Poon as a member of our board,” said Arthur F. Ryan, chairman and chief executive officer of Prudential Financial, Inc. “Her diverse global business knowledge and experience make her an extremely valuable addition to our board.”

Poon has a bachelor’s degree in biology from Northwestern University, a master of science degree in biology/biochemistry from St. Louis University, and a master’s degree in Business Administration from Boston University. She is also a member of the board of the Fox Chase Cancer Center in Philadelphia.

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Prudential Financial companies, with approximately $547 billion in total assets under management as of March 31, 2006, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement-related services and administration, asset management, banking and trust services, real estate brokerage franchises, relocation services and, through a joint venture, retail securities brokerage services. For more information, visit www.prudential.com.